Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

For Immediate Release

CVS/CAREMARK CORPORATION ANNOUNCES AUTHORIZATION OF REPURCHASE
PROGRAM FOR UP TO $5.0 BILLION OF COMMON STOCK

WOONSOCKET, RHODE ISLAND, May 9, 2007 - CVS/Caremark Corporation (NYSE: CVS) today announced that its Board of Directors has approved a share repurchase program for up to $5.0 billion of its outstanding common stock. The authorization permits the Company to effect the repurchases from time to time through a combination of open market repurchases, privately negotiated transactions and/or accelerated share repurchase transactions.

Dave Rickard, Executive Vice President and Chief Financial Officer of CVS/Caremark, stated: “We’re very pleased with the Board’s decision today. We expect to repurchase shares as appropriate throughout the rest of this year, further optimizing our capital structure.”

In light of the Company’s anticipated share repurchases, it is expected that CVS/Caremark will have weighted average common shares of approximately 1.6 billion for the second quarter of 2007 and 1.4 billion for the full year 2007. Those assumptions are consistent with the earnings guidance the Company provided yesterday.

There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The stock repurchase program may be modified, extended or terminated by the Board of Directors at any time.

Forward Looking Statements

This press release contains certain forward-looking statements (including those relating to accelerated share repurchase transactions, the share repurchase program and the timing and occurrence of events relating to such repurchases) that are subject to risks and uncertainties that could cause actual results to differ materially (including factors relating to market conditions and stock prices. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the captions “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the Fiscal Year ended December 30, 2006, and under the caption “Cautionary Statement Concerning Forward-Looking Statements” in our Quarterly report on Form 10-Q for the quarter ended March 31, 2007.

About CVS/Caremark

CVS/Caremark is the nation’s premier integrated pharmacy services provider, combining one of the nation’s leading pharmaceutical services companies with the country’s largest pharmacy chain. The company fills or manages more than one billion prescriptions per year, more than any other pharmacy services provider. CVS/Caremark drives value for pharmacy services customers by effectively managing pharmaceutical costs and improving healthcare outcomes through its 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS/Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.